EXHIBIT 3.3
FIFTH AMENDMENT
TO
THE LIMITED PARTNERSHIP AGREEMENT
OF
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP
          This FIFTH AMENDMENT TO THE LIMITED PARTNERSHIP AGREEMENT OF CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP, dated as of March 19, 2008 (this “Amendment”), is by and among ConCap Equities, Inc., a Delaware corporation (the “General Partner”), and the Limited Partners. All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).
          WHEREAS, Consolidated Capital Institutional Properties/2, a California limited partnership (the “California Partnership”), and Consolidated Capital Institutional Properties/2, LP, a Delaware limited partnership (the “Delaware Partnership”), are parties to an Agreement and Plan of Merger, dated as of March 19, 2008 (the “Merger Agreement”);
          WHEREAS, pursuant to the Merger Agreement, the California Partnership will be merged with and into the Delaware Partnership, with the Delaware Partnership as the surviving entity;
          WHEREAS, pursuant to the Merger Agreement, at the effective time of the merger, the Amended and Restated Limited Partnership Agreement of Consolidated Capital Institutional Properties/2, made as of April 12, 1983, and amended and restated as of June 24, 1983, as amended immediately prior to the effective time of the merger (the “Partnership Agreement”), and as further amended by this Amendment, will become the partnership agreement of the Delaware Partnership; and
          WHEREAS, the merger will be effected upon the approval or consent of (i) the general partner of both the California Partnership and the Delaware Partnership, and (ii) a majority in interest of each class of limited partners of both the California Partnership and the Delaware Partnership.
          NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:
1.	Amendments to the Partnership Agreement. At the effective time of the Merger, the Partnership Agreement shall be amended as follows:
(a)	Section 1.01 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“1.01 Formation and Agreement of Limited Partnership. Consolidated Capital Institutional Properties/2 was originally formed as a limited partnership (the “California Partnership”) pursuant to the provisions of the California Uniform Limited Partnership Act as set forth in Title 2, Chapter 2, of the California Corporations Code, upon the terms and conditions set forth in an agreement made as of April 12, 1983, and amended and restated as of June 24, 1983. Pursuant to an Agreement and Plan of Merger, dated as of March 19, 2008, by and between the California Partnership and Consolidated Capital Institutional Properties/2, LP, a Delaware limited partnership (the “Delaware Partnership”), the California Partnership was merged with and into the Delaware Partnership, with the Delaware Partnership as the surviving entity (the “Surviving Entity”) in the merger (the “Merger”). At the effective time of the Merger (the “Effective Time”), the Merger had the effect provided by applicable law, and the following consequences: (a) the certificate of limited partnership of the Delaware Partnership in effect immediately prior to the Effective Time became the certificate of limited partnership of the Surviving Entity; (b) the limited partnership agreement of the California Partnership in effect immediately prior to the Effective Time, as amended as set forth on Annex A to the Merger Agreement, became the partnership agreement of the Surviving Entity (as so amended, the “Agreement”); (c) ConCap Equities, Inc., a Delaware corporation, remained as sole General Partner of the Surviving Entity, and its interest in the California Partnership immediately prior to the Effective Time was converted into an equivalent interest in the Surviving Entity; (d) the interest of the general partner in the Delaware Partnership immediately prior to the Effective Time was cancelled; (e) each limited partner in the California Partnership became a limited partner in the Surviving Entity, with an interest in the Surviving Entity equivalent to the interest such limited partner had in the California Partnership immediately prior to the Effective Time; (f) the interest of each limited partner in the Delaware Partnership immediately prior to the Effective Time was cancelled. References herein to the “Partnership” are to the California Partnership prior to the Merger and to the Delaware Partnership, as the Surviving Entity in the Merger, from and after the Effective Time.”
(b)	Section 1.02 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“1.02 Name and Principal Place of Business. The name of the Partnership is “Consolidated Capital Institutional Properties/2, LP” and its principal place of business shall be 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602 and thereafter such other place or places as the General Partners may from time to time determine.”

(c)	Section 1.04(z) of the Partnership Agreement (the definition of “Partnership”) is hereby deleted.

(d)	Section 4.02(g) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“(g) Filing of Reports. The Partnership will file with any appropriate federal or state regulatory agency requiring the same a copy of each report made pursuant to subdivisions (a), (b), (c) and (d) of this Section 4.02, concurrently with its transmittal to the Limited Partners.”

(e)	Section 5.04(a) of the Partnership Agreement is hereby deleted.

(f)	The last sentence of Article XVIII of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, unless expressly or by necessary implication contravened by any provision hereof, the provisions of the Delaware Revised Uniform Limited Partnership Act shall apply.”

(g)	The Partnership Agreement is hereby amended by the addition of a new Article XXI, which will read in its entirety as follows:
“XXI. SERIES OF LIMITED PARTNERSHIP INTERESTS
     Notwithstanding any other provision of this Agreement, the General Partner is hereby authorized to amend the Partnership’s Certificate of Limited Partnership and this Agreement at any time, and from time to time, as it determines, in its sole discretion, may be necessary or desirable to establish, and convert existing limited partnership interests into, different designated series of limited partnership interests that have separate rights with respect to specified partnership property, in accordance with Section 17-218 of the Delaware Revised Uniform Limited Partnership Act. Without limitation of the foregoing, the General Partner shall be authorized to adopt amendments that would provide for any or all of the following:
• All income, earnings, profits and proceeds from the series property, including any proceeds derived from the refinancing, sale or other disposition of such property, and any funds or payments derived from any reinvestment of such proceeds, would be allocated solely to such series for all purposes, and would be so recorded upon the books of account of the Partnership.
• Separate and distinct books and records would be maintained for each series, and the assets and liabilities associated with a particular series would be held and accounted for separately from the other assets of the Partnership and other series.
• If there are any assets, income, earnings, profits, proceeds, funds or payments that are not readily identifiable as belonging to any particular series, the General Partner would allocate them among any one or more of the series in such manner and on such basis as the General Partner, in its sole discretion, deems fair and equitable, which determination would be conclusive and binding on the Limited Partners of all series for all purposes.
• The assets belonging to a particular series would be charged solely with the liabilities of the Partnership in respect of such series and all expenses, costs, charges and reserves attributable to such series. Any general liabilities, expenses, costs, charges or reserves of the Partnership that are not readily identifiable as belonging to any particular series would be allocated and charged by the Partnership to and among one or more of the series in such manner and on such basis as the General Partner, in its sole discretion, deems fair and equitable, which allocation would be conclusive and binding on the Limited Partners of all series for all purposes.
• No limited partner of any series will have any claim on or any right to any assets allocated to or belonging to any other series.
• At the time a series of limited partnership interest is established, a separate capital account would be established on the books of each series for each Limited Partner which would initially consist of that portion of such Limited Partner’s existing capital account that relates to the series property. Thereafter, the capital account of each Limited Partner in that series would be adjusted in the manner set forth in the Agreement, but only with respect to (i) capital contributions to such series, (ii) allocations of profit and loss relating to the series, and (iii) distributions paid in respect of such series.”
2.	Miscellaneous.
(a)	Effect of Amendment. In the event of any conflict or inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

(b)	Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c)	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.
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     IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

CONCAP EQUITIES, INC., a Delaware corporation
By:	/s/ Brian Bornhorst
	Name:	Brian Bornhorst
	Title:	Vice President

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